ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0270472009-4
[signature]	Filing Number 20090885732-94
Secretary of State	Filed On 12/10/2009
State Of Nevada	Number of Pages 18

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

808 Renewable Energy Corporation

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

See attached Exhibit A.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A
TO
CERTIFICATE TO ACCOMPANY RESTATED ARTICLES
OR AMENDED AND RESTATED ARTICLES
OF 808 RENEWABLE ENERGY CORPORATION

1. Article I was previously amended by a Certificate of Amendment filed with the Nevada Secretary of State on August 14, 2009 pursuant to which the name of the Corporation was changed to 808 Renewable Energy Corporation.

2. Former Article II was omitted. The registered agent of the Corporation has not changed.

3. Former Article III is now Article II.

4. Former Article IV is now Article III. New Article III has been amended (i) to restate the blank check authority of the Board of Directors to issue Preferred Stock from time to time in one or more series and to fix or alter the rights, preferences, privileges and restrictions of such shares and the number and designation thereof and (ii) to establish the rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock. New Article III also includes provisions regarding the dividend rights, liquidation rights and voting rights of Common Stock.

5. Former Article V is now Article IV. New Article IV has been amended to provide that its provisions shall not be in effect until, and shall be in effect as of and after, the closing of a Qualified Public Offering.

6. Former Article VI has been deleted in its entirety and replaced with new Article V. New Article V provides, among other things, that the number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation provided that the number of directors shall never be less than one (1).

7. Former Article VII is now Article VIII. New Article VIII provides additional details regarding the express authority of the Board of Directors to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

8. Former Article VIII (regarding indemnification) has been deleted in its entirety and replaced by new Article VII.

9. Former Article IX (regarding the personal liability of directors and officers of the Corporation) has been deleted in its entirety and replaced by new Article VI.

10. Former Article X (regarding amendment of the Articles of Incorporation of the Corporation) has been deleted in its entirety and replaced by new Article IX.

11. Former Article XI has been deleted in its entirety.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

808 RENEWABLE ENERGY CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

See attached Certificate of Amended and Restated Articles of Incorporation of 808 Renewable Energy Corporation and its attachment, Amended and Restated Articles of Incorporation of 808 Renewable Energy Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100% - 5 million shares

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
808 RENEWABLE ENERGY CORPORATION,
a Nevada corporation

The undersigned hereby certifies as follows:

1. That the undersigned is the President and the Secretary of 808 Renewable Energy Corporation, a Nevada corporation (the "**Corporation**");

2. That the original Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on May 13, 2009, under the name Tri-Energy Corporation, which name was changed to 808 Renewable Energy Corporation pursuant to an amendment to the Articles of Incorporation of the Corporation, a Certificate of Amendment for which was filed with the Nevada Secretary of State on August 14, 2009;

3. That stock of the Corporation has been issued;

4. That, in accordance with Nevada Revised Statutes Sections 78.390(1)(a) and 78.315(2), by written consent of the Corporation's sole director (the "**Board**"), dated as of September 22, 2009, the Board approved and adopted the Amended and Restated Articles of Incorporation attached hereto (the "**Amended and Restated Articles of Incorporation**"), and the Board authorized the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State, subject to the approval and adoption thereof by the Corporation's stockholders holding at least a majority of the voting power of the Corporation;

5. That, in accordance with Nevada Revised Statutes Sections 78.390(1)(b) and 78.320(2), the Corporation's sole stockholder holding at least a majority of the voting power of the Corporation voted by written consent dated as of September 22, 2009 to amend and restate the Corporation's Articles of Incorporation as set forth in the Amended and Restated Articles of Incorporation. The Amended and Restated Articles of Incorporation were approved and adopted by the holder of five million (5,000,000) shares of the Corporation's Common Stock, par value $0.001 per share ("**Common Stock**"), representing the approval and adoption of the Amended and Restated Articles of Incorporation by the holder of one hundred percent (100%) of the outstanding shares of Common Stock entitled to vote with respect to the Amended and Restated Articles of Incorporation; and

6. That the Amended and Restated Articles of Incorporation attached hereto and incorporated herein by this reference correctly set forth the text of the Articles of Incorporation of the Corporation as amended to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation on this 22nd day of September 2009.

Patrick S. Carter,
President and Secretary

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
808 RENEWABLE ENERGY CORPORATION,
a Nevada corporation

ARTICLE I

The name of the corporation is 808 Renewable Energy Corporation (the "**Corporation**").

ARTICLE II

The Corporation may engage in any lawful activity.

ARTICLE III

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "**Common Stock**" and "**Preferred Stock.**" The total number of shares that the Corporation is authorized to issue is 120,000,000 shares. 100,000,000 shares shall be Common Stock, par value $.001 per share, and 20,000,000 shares shall be Preferred Stock, par value $.001 per share.

B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 2,500,000 shares, are as set forth below in this **Article III(B)**. The Corporation's Board of Directors (the "**Board of Directors**") hereby is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed on additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or any series thereof in Certificates of Designation or in these Articles of Incorporation ("**Protective Provisions**"), but notwithstanding any of the other rights of the Preferred Stock or any series thereof, the rights, preferences, privileges and restrictions of any such additional series of Preferred Stock may be subordinated to, *pari passu* with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions (if any), the Board of Directors also is authorized to increase or decrease the number of shares of any series of Preferred Stock (other than the Series A Preferred Stock), before or after the issuance of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.

1. Dividend Provisions. Subject to the rights of any series of Preferred Stock that from time to time may come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock of the Corporation, at the rate of $0.32 per share per annum for the Series A Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like), payable only when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this **Section 1** upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that from time to time may come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other series of Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $4.00 for each outstanding share of Series A Preferred Stock (the "**Original Series A Issue Price**") and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that from time to time may come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, in proportion to the amount of such stock owned by each such holder.

(b) Upon the completion of the distribution required by **subsection 2(a)** hereof and any other distribution that may be required with respect to any series of Preferred Stock that from time to time may come into existence, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock *pro rata* based on the number of shares of Common Stock held by each.

(c) For purposes of this **Section 2**, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of Series A Preferred Stock then outstanding determine otherwise), (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; unless, with respect to clause (i) or clause (ii) of this **subsection 2(c)**, the

Corporation's stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

(d) Whenever any liquidation, dissolution or winding up of the Corporation provided for in this **Section 2** requires that any distribution in connection therewith shall be payable in property other than cash, such property's value shall be deemed its fair market value, as determined in good faith by the Board of Directors. Securities shall be valued as follows:

(i) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days before the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days before the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then-outstanding shares of Preferred Stock of the Corporation, voting together as a single class.

3. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into the number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share of Series A Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; *provided, however*, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in **subsection 3(d)** hereof.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in **subsection 3(c)** hereof, the Corporation's sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $8.00 per share (as adjusted for stock splits, stock dividends, recapitalizations or the like) and $10,000,000

in the aggregate (a **"Qualified Public Offering"**), or (ii) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at its principal corporate office of the election to convert the same, stating therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at that office to the holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, then the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted the Series A Preferred Stock until immediately before the closing of such sale of securities.

(d) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation issues, after the date upon which any shares of Series A Preferred Stock first were issued (the **"Purchase Date"**), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately before the issuance of such Additional Stock, then the Conversion Price for such series in effect immediately before each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Conversion Price for such series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance (including shares of Common Stock deemed to be issued pursuant to **subsection 3(d)(i)(E)(1) or (2) hereof**) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance (including shares of Common Stock deemed to be issued pursuant to **subsection 3(d)(i)(E)(1) or (2)** hereof) plus the number of shares of such Additional Stock.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share; provided that

any adjustment that is not required to be made by reason of this sentence shall be carried forward and *either* shall be taken into account in any subsequent adjustment made before three (3) years from the date of the event giving rise to the adjustment being carried forward *or* shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in **subsections (E)(3)** and **(E)(4)** below, no adjustment of the Conversion Price for the Series A Preferred Stock pursuant to this **subsection** 3(d)(I) shall have the effect of increasing the Conversion Price for the Series A Preferred Stock above the Conversion Price for the Series A Preferred Stock in effect immediately before such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discount, commission or other expense allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this **subsection 3(d)(I)** and **subsection 3(d)(II)** hereof:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in **subsections 3(d)(I)(C)** and **3(d)(i)(D)** hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of related options or rights (the consideration in each case to be determined in the manner provided in **subsections 3(d)(i)(C)** and **3(d)(i)(D)** hereof).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of **subsection 3(d)(i)(A)**), the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of **subsection** 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to **subsections 3(d)(i)(E)(1)** and **3(d)(i)(E)(2)** hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either **subsection 3(d)(i)(E)(3)** or **3(d)(i)(E)(4)** hereof.

(ii) **"Additional Stock"** shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to **subsection 3(d)(i)(E)** hereof) by the Corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in **subsection 3(d)(iii)** hereof; or

(B) up to 1,000,000 shares of Common Stock issuable or issued to employees, consultants, officers and/or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan or any agreement approved by the Board of Directors; or

(C) up to 500,000 shares of Common Stock issued or issuable to equipment lessors, commercial banks, vendors and/or legal counsel pursuant to any agreement approved by the Board of Directors; or

(D) shares of Common Stock or Preferred Stock issued in connection with an acquisition or joint venture agreement approved by the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock; or

(E) shares of Common Stock issued or issuable upon conversion of Preferred Stock of the Corporation; or

(F) shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock.

(iii) If the Corporation at any time or from time to time after the Purchase Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as **"Common Stock Equivalents"**) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in **subsection 3(d)(i)(E)** hereof.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in **subsection 3(d)(iii)** hereof, then, in each such case for the purpose of this **subsection 3(e)**, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there is a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this **Section 3** or in **Section 2** hereof), provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled upon such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this **Section 3** with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this **Section 3** (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all provisions of this **Section 3** and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock that the holder at the time is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series A Preferred Stock pursuant to this **Section 3**, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, then, in addition to such other remedies as may be available to the holder of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of the Corporation's counsel, be necessary to increase the Corporation's authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

4. Voting Rights. The holders of each share of Series A Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such shares of Preferred Stock could then be converted, and, with respect to such vote, such holder (a) shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (b) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and (c) shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted, and fractional voting rights available on an as converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward).

5. Status of Converted Stock. If shares of Series A Preferred Stock are converted pursuant to Section 3 hereof, then such shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall

be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in **Section 2** of **Division (B)** of **Article III** hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

The provisions of this **Article IV** shall not be in effect until, and shall be in effect as of and after, the closing of a Qualified Public Offering. The Board of Directors is authorized, from time to time, to create and issue, whether or not in connection with the issuance and sale of any of the stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(a) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(b) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of the Corporation.

(c) Provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the

Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

(d) Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(e) Provisions that permit the Corporation to redeem or exchange such rights.

(f) The appointment of a rights agent with respect to such rights.

ARTICLE V

The governing board of the Corporation shall be styled as a **"Board of Directors,"** and any member of such Board of Directors shall be styled as a **"director."** The number of directors of the Corporation may be fixed and increased or decreased in the manner provided in the Bylaws of the Corporation, provided that the number of directors shall never be less than one (1). In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote that are not filled by such stockholders, may be filled by the remaining directors, though less than a quorum. Notwithstanding the foregoing, whenever the holders of any one or more series of shares of Preferred Stock issued by the Corporation have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to **Division (B)** of **Article III** hereof.

ARTICLE VI

The personal liability of the directors and officers of the Corporation hereby is eliminated to the fullest extent permitted by Nevada Revised Statutes, Chapter 78, as the same exists or hereafter may be amended. No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. No amendment, modification or repeal of this **Article VI** applies to or has any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer having occurred before such amendment, modification or repeal, except as otherwise required by law.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the laws of the State of Nevada, as the same exist or hereafter may be amended (but in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted the Corporation to provide before such amendment), indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a **"Proceeding"**), by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer of the Corporation or at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against and from all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this **Article VII** or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith. The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons who are serving or did serve at the request of the Corporation as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as provided to the directors and officers of the Corporation pursuant to the foregoing provisions of this **Article VII**.

The indemnification provided for herein shall not be deemed exclusive of any other right to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions of such person in such person's official capacity and as to actions of such person in another capacity while holding such office. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Nevada Revised Statutes, Chapter 78. The expenses of any director or officer, current or past, incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such action, suit or proceeding upon the Corporation's receipt of an undertaking by or on behalf of such current or past director or officer to repay the Corporation for all of such expenses if it ultimately is determined by a court of competent jurisdiction that such current or past director or officer is not entitled to be indemnified by the Corporation. The indemnification

provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or who has ceased to serve at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. No amendment, modification or repeal of this **Article VII** applies to or has any effect on any right or protection of any director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, existing at the time of such amendment, modification or repeal.

ARTICLE VIII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Nevada Revised Statutes, Chapter 78 or other statutes or laws of the State of Nevada, the Board of Directors is expressly authorized: (i) to make, adopt, amend, alter or repeal the Bylaws of the Corporation, except as and to the extent otherwise provided in such Bylaws; (ii) from time to time to adopt Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as the Board of Directors deems expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers, and relative, participating, optional or other special rights, qualifications, limitations or restrictions, on the capital stock of the Corporation as provided by Nevada Revised Statutes Section 78.195, unless otherwise provided herein.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.